                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               West Coast Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                               WEST COAST BANCORP
                          5335 MEADOWS ROAD, SUITE 201
                            LAKE OSWEGO, OREGON 97035

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 24, 1998

To the Shareholders of West Coast Bancorp:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of West Coast Bancorp ("Company") will be held at the Crowne Plaza Holiday Inn, located at 14811 Kruse Oaks Drive, Lake Oswego, Oregon, on Friday, April 24, 1998, at 2:00 p.m. local time for the purpose of considering and voting upon the following matters:

        1. ELECTION OF DIRECTORS. To elect four directors for a term of three years, or until their successors have been elected and qualified.

        2. AMENDMENT TO ARTICLES OF INCORPORATION. To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 15 million to 50 million, as more fully outlined in the accompanying proxy statement.

        3. WHATEVER OTHER BUSINESS may properly come before the Annual Meeting or any adjournments thereof.

        Only those shareholders of record at the close of business on March 6, 1998, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

        Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Proxy Statement. The directors, officers, and personnel who serve you genuinely appreciate your continued interest as a shareholder in the affairs of the Company, its growth, and development.

March __, 1998               BY ORDER OF THE BOARD OF DIRECTORS



                             Shauna L. Vernal, Secretary

================================================================================
                             YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy card and return it in the enclosed postage prepaid envelope. Retention of the Proxy is not necessary for admission to the Annual Meeting.
================================================================================

                               WEST COAST BANCORP
                          5335 MEADOWS ROAD, SUITE 201
                            LAKE OSWEGO, OREGON 97035
                                 (503) 684-0884

                           PRELIMINARY PROXY STATEMENT

        This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March __, 1998, for use in connection with the annual meeting of shareholders ("Annual Meeting") of West Coast Bancorp ("Company") to be held on Friday, April 24, 1998. Only those shareholders of record at the close of business on March 6, 1998 ("Record Date"), are entitled to vote. The number of shares of the Company's no par value common stock ("Common Stock"), outstanding on the Record Date and entitled to vote at the Annual Meeting is
_____________.

        The enclosed Proxy is solicited by and on behalf of the Company's board of directors ("Board"), with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company and its subsidiaries, The Commercial Bank ("CB"), The Bank of Newport ("BON") (including those branches of BON d/b/a Valley Commercial Bank), The Bank of Vancouver ("BOV"), Centennial Bank ("Centennial") and West Coast Trust ("WCT"), (collectively, the "Subsidiaries"). Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

        Shares of Common Stock represented by properly executed proxies that are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the Proxy will vote the shares represented by the Proxy FOR the four nominees listed in this Proxy Statement and FOR the amendment to the Articles of Incorporation, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by (1) notice to the Company in writing, (2) delivery to the Company of a subsequently dated proxy, or (3) notifying the Company at the Annual Meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the specifications in the Proxy. Shareholders have one vote for each share of Common Stock held. Shareholders are not entitled to cumulate their votes in the election of directors.

RECENT DEVELOPMENTS

        Acquisition of Centennial Bank

        Effective February 28, 1998, Centennial Holdings, Ltd. ("CHL") was merged with and into the Company and Centennial Bank, a wholly owned bank subsidiary of CHL, became a separate bank subsidiary of the Company. Consistent with the terms of the merger agreement governing this merger, shareholders of CHL became shareholders of the Company, and are therefore eligible to vote at the 1998 annual shareholder meeting.

                             BUSINESS OF THE MEETING

         There are two matters being presented for consideration by the shareholders at the Annual Meeting.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

GENERAL

        The Company's Restated Articles of Incorporation ("Articles") allow the Board to set the number of directors on the Board within a range of 8 to 20. Currently, this number is 12. The Articles also allow the Board to fill vacancies created on the Board.

        Directors are elected for terms of three years or until their successors are elected and qualified. The Company's Articles provide for staggered terms with approximately one-third of the directors elected each year. Lester D. Green, retired from the Board last year and Rodney B. Tibbatts, whose term expires in 1999, resigned from the Board, effective February 28, 1998. To fill the vacancies caused by Mr. Green's and Mr. Tibbatts' departures, and to satisfy a condition of the merger with CHL, Thomas W. Healy was appointed to replace Mr. Green on the Board and Joe L. Snyder was appointed to replace Mr. Tibbatts. Each of Messrs. Healy and Snyder were previously directors of CHL. Due to the death of Stanley Green, Chester Clark and Lester D. Green will be the only individuals who continue to serve the Board as directors emeritus.

        In accordance with the above, the Board has nominated Messrs. Healy, Long, Ouderkirk and Putnam for election as directors for three-year terms to expire in the year 2001. All nominees are presently directors of the Company. If either Messrs. Healy, Long, Ouderkirk, or Putnam should refuse or be unable to serve, your Proxy will be voted for the person the Board designates to replace that nominee. To date, the Board has received no indication that any of the nominees will refuse or be unable to serve.

        Other nominations, if any, may be made only in accordance with the prior notice provisions contained in the Company's Bylaws.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

        The following tables set forth certain information with respect to the nominees for director and for directors whose terms continue. The table below includes their (1) ages, (2) principal occupations during the past five years, and (3) year of first election or appointment to the Board. The table also shows the number of shares of Common Stock beneficially owned by each individual on December 31, 1997, and the percentage of Common Stock outstanding that the individual's holdings represented on that date. However, where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

                                                                              SHARES AND
                                                                            PERCENTAGE OF
                                                                             COMMON STOCK
                                            PRINCIPAL OCCUPATION             BENEFICIALLY
            NAME, AGE AND                    OF DIRECTOR DURING              OWNED AS OF
         TENURE AS DIRECTOR                    LAST FIVE YEARS           DECEMBER 31, 1997 *
         ------------------                    ---------------           -------------------
                                                                              (1)(2)(3)
                   NOMINEES FOR DIRECTOR FOR THREE YEAR TERM EXPIRING 2001

Thomas W. Healy, 58                    Chairman and CEO of                        0 (4)
  Since 1998                           Centennial; former CEO of
                                       CHL

Jack E. Long, 59                       Part Owner/Manager, J&L                  26,396
  Since 1990                           Nursery Co., Inc.; Chairman of
                                       CB

J. F. Ouderkirk, 47                    Attorney, Partner of Ouderkirk           46,125
  Since 1995                           and Hollen; Chairman of BON;
                                       director of WTC

Gary D. Putnam, 53                     Executive Vice President,                22,732
  (Chairman of the Board)              Brentwood, Inc.; former
  Since 1995                           Treasurer/Chief Financial
                                       Officer of Pump & Drilling
                                       Supply, Inc.; former
                                       President, Pacific Drilling
                                       Supply Inc.; director of BON
                                       and WTC

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES TO BE ELECTED AS DIRECTORS.

                      DIRECTORS WITH TERM EXPIRING IN 1999

Victor L. Bartruff, 50                 President and Chief Executive         120,675(5)
  Since 1995                           Officer of the Company; former          (1.17%)
                                       President and CEO of BON;
                                       director of BON and CB

William B. Loch, 64                    President of Capital City              38,780(5)(6)
  Since 1982                           Companies, Inc. and Capital
                                       Warehouse Company, Inc.;
                                       director of CB

Robert D. Morrison, 66                 First Vice President,                  43,193
  Since 1982                           Financial Consultant, Smith
                                       Barney, Inc.; director of CB

Joe L. Snyder, 51                      Attorney; Vice-Chairman of                  0(7)
  Since 1998                           Centennial

                      DIRECTORS WITH TERM EXPIRING IN 2000

Lloyd D. Ankeny, 60                    Personal Investments, formerly         82,892
  Since 1995                           Owner, Landmar Development
                                       Corporation; director of BON

Phillip G. Bateman, 57                 President, Bateman Funeral             44,321(5)
  Since 1995                           Homes, Central Coast
                                       Crematorium and Chelan Abbey
                                       Mausoleum and Columbarium;
                                       director of BON

C. Douglas McGregor, 59                Chairman, Access Long Distance         18,732
  Since  1994                          (OR); director of CB and BOV

James J. Pomajevich, 54                Owner and President,                   63,125(6)
  Since 1996                           Pomajevich Properties, Inc.;
                                       Chairman of BOV

* Share amounts reflect a stock split in the form of a 50% dividend, declared September 26, 1997.

(1) Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2) Share amounts include stock options which are exercisable within 60 days as follows: Lloyd D. Ankeny, 7,178 shares; Victor L. Bartruff, 93,403 shares; Phillip G. Bateman, 19,020 shares; William B. Loch, 11,549 shares; Jack E. Long, 11,549 shares; Robert D. Morrison, 11,549 shares; J.F. Ouderkirk, 23,366 shares; James J. Pomajevich 14,760 shares; Gary
        D. Putnam, 18,848 shares.

(3) Share amounts include shares deferred under the Director's Deferred Compensation Plan as follows: Lloyd D. Ankeny, 653 shares; Victor L. Bartruff, 332 shares; William B. Loch, 1,076 shares; Jack E. Long, 2,088 shares; C. Douglas McGregor, 2,298 shares; Robert D. Morrison, 1,569 shares; J.F. Ouderkirk, 2,335 shares, James J. Pomajevich 2,242 shares; Gary D. Putnam, 1,162 shares.

(4) On February 28, 1998, the effective date of the merger of CHL with the Company, Mr. Healy's shares of CHL common stock were converted into the right to receive 1,007,352 shares of Company Common Stock (or approximately 8%).

(5) Share amount includes shares held in an IRA or 401(k) account for the benefit of the individual as follows: Victor L. Bartruff, 1,018 shares; William B. Loch 1,456; and Phillip Bateman 4,765 shares.

(6)     Share amounts include shares owned by the spouses of William B. Loch
        (866) and James J. Pomajevich (10,159) each of whom disclaims any beneficial ownership of the shares.

(7) On February 28, 1998, the effective date of the merger of CHL with the Company, Mr. Snyder's shares of CHL common stock were converted into the right to receive the following shares of Company Common Stock or stock options, as applicable: 85,986 shares and 612 shares subject to options that could be exercised within 60 days.

         INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The following sets forth information concerning the Board and Committees of the Company during the fiscal year ended 1997.

BOARD OF DIRECTORS

        The Company held 12 Board meetings in 1997. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees on which he served.

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has established an Audit and Compliance Committee ("Audit Committee"), a Compensation Committee and an Executive Committee. When the need arose the full Board served as the Nominating Committee.

        Audit Committee. The main function of the Audit Committee includes reviewing the plan, scope, and audit results of the independent auditors, as well as reviewing and approving the services of the independent auditors. The Audit Committee reviews or causes to be reviewed the reports of bank regulatory authorities and reports its conclusions to the Board. The Audit Committee also reviews procedures with respect to the Company's records and its business practices, and reviews the adequacy and implementation of the internal auditing, accounting and financial controls. The committee held nine meetings during the year. For fiscal year 1997, members of the Audit Committee consisted of Messrs. Ankeny (Chairperson), Bateman, Loch, Morrison, and Pomajevich.

         Compensation Committee. The Compensation Committee met eight times for the purposes of (1) reviewing salary and incentive compensation for Mr. Bartruff and certain other executive officers, and (2) for reviewing and recommending to the full Board stock option grants for executive officers. The Compensation Committee consisted of Messrs. Loch (Chairperson), Ankeny, Green, McGregor, Morrison, and Putnam. Mr. Bartruff did not participate in the Board's action on his compensation.

        Executive Committee. The main functions of the Executive Committee are
(1) to establish the agenda for the Company's Board meetings, (2) to receive reports from the executive officers regarding their activities and the implementation of the Company's business plan, and (3) to ensure the Company is appropriately on track and that its strategic planning process is being followed. The committee held 12 meetings during the year. For the fiscal year 1997, members of the Executive Committee consisted of Messrs.
McGregor, Bartruff, Long, Putnam (Chairman), and Ouderkirk.

COMPENSATION OF DIRECTORS

        The Company has established a program through which non-employee directors receive annual retainers as members of the Board; directors also receive fees for committee participation. The chairman of the Board and the chairman of the Executive Committee each receive an annual retainer of $15,000; each committee chairperson and each director receives an annual retainer of $12,000; the chairman of the Audit Committee receives $300 for each meeting attended; and each committee member receives a fee of $200 for each meeting attended.

        Similar programs for directors of the Company's Subsidiaries have been established which are commensurate with the size of the institution and the procedures of its peer and affiliate banks.

DIRECTORS' DEFERRED COMPENSATION PLAN

        The Board adopted a Directors' Deferred Compensation Plan ("Directors DCP") which went into effect during the 1996 fiscal year. This Plan is open to all non-employee directors of the Company or its Subsidiaries on a completely voluntary basis.

        Under the Directors' DCP, directors may elect to defer payment of some or all of their directors' fees. There are no Company paid contributions under this plan. Contributions are transferred to a so-called "rabbi trust." A director may invest deferred fees in a number of investment funds similar to those offered under the 401(k) Plan. Directors may also invest deferred fees in Company stock. Distributions will be made after a director is no longer serving as a director for any of the companies participating in the Directors DCP or in the event of an unforeseeable financial emergency. Directors are fully vested in their benefits under the Directors DCP at all times.

        Benefit payments from the Director DCP are taxed as ordinary income in the year they are received by participants. The Company will generally receive a deduction for the deferred directors' fees at that time. ERISA's and the Internal Revenue Code's onerous tax-qualified plan rules generally do not apply to this plan.

DIRECTORS STOCK OPTION PLAN

        In 1995, the Board adopted and the shareholders approved a Director Stock Option Plan ("DSOP"), which was subsequently amended in 1997. The DSOP authorizes the Board (or a committee of the Board) to administer the DSOP and to grant nonqualified stock options to directors of the Company. At the 1997 annual shareholders' meeting, the DSOP was amended to allow the Board, in accordance with Section 16 of the Securities Act of 1934, to grant options to purchase shares of the Company's Common Stock in the Board's discretion (rather than pursuant to a pre-authorized schedule) to non-employee directors of the Company and its Subsidiaries. The DSOP provides that the exercise price of options granted under the DSOP must be not less than the greater of book value or market value at the time of grant. All options granted under the DSOP will expire not more than ten years from the date of grant. Up to 600,000 shares of the Company's Common Stock may currently be optioned and issued under the DSOP, subject to appropriate adjustments for any future stock splits, stock dividends, or other changes in the capitalization of the Company.

                             EXECUTIVE COMPENSATION

        The following table sets forth a summary of certain information concerning compensation awarded to or paid by the Company for services rendered in all capacities, during the last three fiscal years to the Chief Executive Officer and to the five most highly compensated executive officers of the Company and its Subsidiaries, whose total compensation during the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


========================================================================================================================
     NAME AND              YEAR                                                            LONG TERM          ALL OTHER
PRINCIPAL POSITION                             ANNUAL COMPENSATION                       COMPENSATION        COMPENSATION
                                     ---------------------------------------------------------------------   -----------
                                                                    OTHER            AWARDS       PAYOUTS
                                                                   ANNUAL
                                       SALARY         BONUS     COMPENSATION
                                                       (1)           (2)
                                                                                   -----------------------
                                                                                     OPTIONS       LTIP
                                                                                       (3)        PAYOUTS
------------------------------------------------------------------------------------------------------------------------
Victor L Bartruff, *        1997     $ 165,000      $  82,500     $  34,590(4)        11,250             0     $  10,790
President and               1996       150,000         60,000             0            9,375             0        10,262
Chief Executive             1995       125,000         62,500             0            7,755             0         8,733
Officer;                                                                                                 0            (5)
------------------------------------------------------------------------------------------------------------------------

Rodney B Tibbatts, *        1997     $ 125,000      $  15,000             0            3,000             0     $   9,546
Executive Vice              1996       150,000         37,500             0            9,375             0         7,994
President-Corporate         1995       125,004         47,000             0            7,755             0        21,719
Development                                                                                                           (6)
------------------------------------------------------------------------------------------------------------------------

Edgar B. Martin,            1997     $ 122,000      $  29,800             0            5,250             0     $  23,224
President and Chief         1996       118,200         39,900             0            6,187             0        23,164
Executive                   1995       114,579         25,207             0            5,428             0        27,590
Officer-CB                                                                                                            (7)
------------------------------------------------------------------------------------------------------------------------

Lee S. Stenseth,            1997     $  85,000      $  97,588             0            1,500             0     $   8,640
President of BOV                                                                                                      (8)
------------------------------------------------------------------------------------------------------------------------

Donald A. Kalkofen          1997     $ 116,378      $  67,000             0            7,500             0     $   4,693
Executive Vice              1996       100,200         40,080             0            7,500             0         4,026
President/Chief             1995        80,000         34,000             0            9,306             0         3,420
Financial Officer                                                                                                     (9)
========================================================================================================================

* The positions listed are as of December 31, 1997. Effective February 1, 1997, Mr. Bartruff assumed the role of President and Chief Executive Officer of the Company (which was previously held jointly by Messrs. Bartruff and Tibbatts), and Mr. Tibbatts assumed the position of Executive Vice President - Corporate Development, with substantially the same responsibilities as previously held. In addition, Mr. Bartruff relinquished his position as President and Chief Executive Officer of BON. Mr. Timothy P. Dowling was hired to fill the position of President of BON.

(1) Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated.

(2) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual

(3) Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits, including a stock split in the form of a 50% dividend, declared September 26, 1997.

(4) Includes a one-time payment made by the Company on behalf of Mr. Bartruff of $33,000 for a golf club membership to be used primarily for business development purposes.

(5) Includes 401(k) Plan contribution in the amount of $4,500, life insurance premium in the amount of $3,947, and 401(k) Plan contribution in the amount of $2,343 deferred pursuant to the Company's Deferral Compensation Plan ("DCP"), paid by the Company on behalf of Mr. Bartruff for the year ended 1997.

(6) Includes 401(k) Plan contribution in the amount of $4,500, life insurance premium in the amount of $3,344, and 401(k) Plan contribution in the amount of $851 deferred pursuant to the DCP, paid by the Company on behalf of Mr. Tibbatts for the year ended 1997.

(6) Includes 401(k) Plan contribution in the amount of $3,881, life insurance premium in the amount of $15,482, and 401(k) Plan contribution in the amount of $3,881 deferred pursuant to the DCP, paid by the Company on behalf of Mr. Martin for the year ended 1997.

(7) Includes 401(k) Plan contribution in the amount of $4,500, life insurance premium in the amount of $3,127, and 401(k) Plan contribution in the amount of $1,013 deferred pursuant to the DCP, paid by the Company on behalf of Mr. Stenseth for the year ended 1997.

(8) Includes 401(k) Plan contribution in the amount of $4,500, and 401(k) Plan contributions in the amount of $193 deferred pursuant to the DCP, paid by the Company on behalf of Mr. Kalkofen.

STOCK OPTIONS

        Option Grants. The following table sets forth certain information concerning individual grants of stock options under the stock option plans to the named executive officers during the year ended December 31, 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

===============================================================================================
                                                                         POTENTIAL REALIZABLE
                                                                               VALUE AT
                                                                         ASSUME ANNUAL RATES
                                                                            OF STOCK PRICE
                                                                             APPRECIATION
                         INDIVIDUAL GRANTS(1)                             FOR OPTION TERM(3)
-----------------------------------------------------------------------------------------------
                                   % OF TOTAL
                                     OPTIONS
                        OPTIONS    GRANTED TO    EXERCISE   EXPIRATION
        NAME            GRANTED     EMPLOYEES    PRICE(2)      DATE         5%         10%
-----------------------------------------------------------------------------------------------
Victor  L. Bartruff      11,250       9.42%       $16.67     5/29/07     $117,918    $298,828
-----------------------------------------------------------------------------------------------
Rodney B. Tibbatts        3,000       2.51%       $16.67     5/29/07     $ 31,445    $ 79,687
-----------------------------------------------------------------------------------------------
Edgar B. Martin           5,250       4.40%       $16.67     5/29/07     $ 55,028    $139,453
-----------------------------------------------------------------------------------------------
Lee S. Stenseth           1,500       1.26%       $16.67     5/29/07     $ 15,722    $ 39,844
-----------------------------------------------------------------------------------------------
Donald A. Kalkofen        7,500       6.29%       $16.67     5/29/07     $ 78,612    $199,218
-----------------------------------------------------------------------------------------------

(1) Share amounts reflect a stock split in the form of a 50% dividend, declared on September 26, 1997.

(2) The option exercise price may be paid in cash or by surrendering for cancellation shares of Common Stock owned by the executive officer or a combination of the foregoing.

(3) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term based upon the assumed compounded rates of appreciation in the value of Common Stock as specified in the table over the term of the options. These amounts do not take into account provisions of the options providing for termination of the option following termination of employment or nontransferability.

        Option Exercises. The following table sets forth certain information concerning exercises of stock options under the stock option plans by the named executive officers during the year ended December 31, 1997 and stock options held at year end.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

==================================================================================================
                   SHARES
                  ACQUIRED                       NUMBER OF                     VALUE OF
                     ON        VALUE            UNEXERCISED             UNEXERCISED OPTIONS AT
      NAME        EXERCISE   REALIZED       OPTIONS AT YEAR END              YEAR END (1)
--------------------------------------------------------------------------------------------------
                                        EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------
Victor L. Bartruff      0          $0      93,254          669       $1,754,337        $12,365
--------------------------------------------------------------------------------------------------
Rodney B. Tibbatts 12,528    $285,443      66,090            0       $1,167,488             $0
--------------------------------------------------------------------------------------------------
Edgar B. Martin    25,799    $672,459      28,739            0       $  498,310             $0
--------------------------------------------------------------------------------------------------
Lee S. Stenseth         0          $0      83,300            0       $1,780,679             $0
--------------------------------------------------------------------------------------------------
Donald A. Kalkofen      0          $0      44,647          669       $  735,059        $12,365
==================================================================================================

(1) On December 31, 1997, the closing price of the Common Stock was $25.25. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EMPLOYMENT AGREEMENT

        In connection with the acquisition of BOV, the Company entered into an employment agreement with Mr. Stenseth that provided for his continued employment as President of BOV after the acquisition. The employment agreement, the term of which will expire on May 31, 1998, provides that Mr. Stenseth will receive $85,000 in annual base salary, in addition to an incentive bonus ranging from 2.5 percent to 5 percent of the pre-tax earnings of BOV, depending on BOV's performance. The Company may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Stenseth, or without cause, in which case the agreement provides severance benefits equal to the salary and benefits which Mr. Stenseth would have been entitled but for such termination.

SALARY CONTINUATION AGREEMENTS

        The Company, and as applicable, its Subsidiaries, have entered into salary continuation agreements with certain executive officers. Under these agreements, the executive is entitled to receive a salary continuation payment if his employment is terminated (i) by the executive for good reason, following a change in control (as defined); (ii) by the Company, without cause, following a change in control; or (iii) by the Company, without cause, resulting from a contemplated change in control. The amount of the salary continuation payment is based on the executive's salary at the date of termination and his or her most recent bonus. This payment is a lump sum payment equal to executive's base salary and bonus over a period of 24 months following the termination event (as defined) for Messrs. Bartruff and Tibbatts, for a period of 18 months for Mr. Kalkofen, and for a period of 12 months for certain other executives including Mr. Martin.

DEFERRED COMPENSATION PLANS

        In December of 1994, CB approved a non-qualified Deferred Compensation Plan for Edgar B. Martin, which provides that at age 65, Mr. Martin will be eligible to receive a retirement benefit of $250,000. The deferred plan was approved by the Board to compensate Mr. Martin for the shortfall, which he would have otherwise received as a participant in CB's Defined Benefit Plan, which was terminated on December 31, 1992. The deferred plan is being funded by an insurance contract, for which premiums will be paid on an annual basis.

        Effective January 1, 1996, the Company adopted an Executives' Deferred Compensation Plan ("Executive DCP") which is open only to individuals designated by the Board of the Company or its Subsidiaries.

        Participants may elect to defer payment of a specified portion of their salary and/or bonus. The amount of participants' annual deferral contributions is unlimited. In addition, the employers will contribute the amount, if any, that the executives cannot receive under the 401(k) Plan because of their participation in the Executive DCP. Employer contributions will be subject to the same vesting schedule as under the 401(k) Plan. Contributions are transferred to a so-called "rabbi trust." Distributions will be made in accordance with individual elections by participants. Participants are fully vested in their portion of contributions under the Executive DCP at all times.

        Benefits under the Executive DCP will be taxed to participants as they receive them after termination of employment. The Company will receive a deduction for its contributions generally at that time. ERISA's and Internal Revenue Code's onerous tax-qualified plan rules generally do not apply to this plan.

BONUS COMPENSATION PLANS

        The Company and its Subsidiaries have each adopted a Bonus Compensation Plan for persons who generally are eligible to receive benefits. Under the Bonus Compensation Plans, participants receive additional compensation based on the Company's and the respective subsidiaries level of profitability and individual goals.

401(K) PLAN

        The Company maintains a 401(k) profit sharing plan ("401(k) Plan") which is qualified for special tax treatment under Section 401(k) of the Internal Revenue Code, to provide for a single retirement plan to cover all employees of the Company, including all of its present and future subsidiaries.

        The 401(k) Plan allows for pre-tax employee contributions up to IRS maximum limits with a Company match of 50% of the first 6% of employee contribution. The Company may also make an additional discretionary contribution to qualifying employees. Employee elective contributions are 100% vested at all times. Matching and discretionary contributions have a five-year vesting schedule beginning in the second year at 40% and 20% each year thereafter.

        As a result of the tax qualification of the 401(k) Plan, employees are not subject to federal or state income taxation on the employee elective contributions, employer contributions or earnings thereon until those amounts are distributed from the 401(k) Plan, although the Company continues to receive a compensation expense deduction for compensation paid.

        Effective June 1, 1997, the Employee Stock Ownership Plan for BOV employees that was adopted by the Company at the time it merged with Vancouver Bancorp, Inc., was rolled into the Company's existing 401(k) Plan. Employees of BOV therefore became participants of the Company's 401(k) Plan.

                        REPORT ON EXECUTIVE COMPENSATION

        The following is a report of the non-employee members of the compensation committee of the Board ("Committee") who are responsible for establishing and administering the Company's Executive Compensation Program. The following report (and members thereof) is specific to matters relating to compensation during the fiscal year 1997. Although members who comprise the Committee may change, the Company intends to utilize the same philosophy and objectives in the coming years as has previously been used to determine compensation for its executive officers.

        Compensation Philosophy and Objectives. The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of executive management with those of the shareholders. Key elements of this philosophy are:

        * Establish compensation plans which deliver pay commensurate with the Company's performance, as measured by operating, financial and strategic objectives,

        * Provide significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners rather than just as employees,

        * Reward executives if shareholders receive an above-average return on their investment over the long-term.

        The objective for computing executive base salaries is to structure salaries that are competitive within the marketplace. An incentive bonus is the vehicle by which executives can earn additional compensation depending on individual and Company performance relative to certain annual objectives. The Company objectives are a combination of operating, financial and strategic goals (such as loan and deposit levels, asset quality, earnings per share, operating income, etc.) that are considered to be critical to the Company's fundamental goal - building shareholder value.

        The Company's long-term incentive program consists of the 1991 Combined Incentive and Non-Qualified Stock Option Plan. Annual grants are considered at the then value of the Company's Common Stock, thereby providing an additional incentive for executives to build shareholder value. Options granted in 1997 under the stock option plan have a term of 10 years and vest immediately. Executives receive value from these grants if strategic goals are achieved and the Company's Common Stock appreciates.

        Company Performance and Compensation. Compensation for the current year is based upon performance for the prior year. During 1997, the Company met or exceeded its strategic, operating and financial goals of asset quality, earnings per share, and operating income. Considering these accomplishments, which were not specifically weighted, for the fiscal year 1997 the Board awarded the Company's President and CEO, Victor L. Bartruff, an incentive bonus payment. In addition, the Board increased his base salary by 33%. Despite this increase, Mr. Bartruff's base salary remains comparable to or less than salaries generally paid by WCB's peer banks to their CEO's.

        As an incentive for future performance and because the Company's performance ratios compared very favorable with publicly traded western U.S. banks, the Board granted Mr. Bartruff stock options for 11,250 shares. This award provides an incentive for Mr. Bartruff to continue to build shareholder value over the long-term. In making this award, the Board did not consider prior grants or stock options

                        EXECUTIVE COMPENSATION COMMITTEE

       Lloyd D. Ankeny o Robert D. Morrison o C. Douglas McGregor (Chair)

             PROPOSAL NO. 2 - AMENDMENT TO ARTICLES OF INCORPORATION

        It is proposed that the Company's Articles of Incorporation be amended to increase the number of shares of common stock that the Company is authorized to issue from 15 million shares to 50 million shares, thereby increasing the total number of authorized shares (common and preferred) from 25 million to 60 million.

        Article II of the Company's Articles of Incorporation currently provides that the Company is authorized to issue 15 million shares of its no par value common stock and 10 million shares of blank-check preferred stock, no par value. On the record date, ________ shares of common stock, and no shares of preferred stock were issued and outstanding.

        As a result of recent acquisitions, stock splits, and the Company's various stock plans, the authorized shares available for issuance are nearly exhausted.

        The Board believes it to be in the best interests of the Company that additional shares of common stock be authorized to enable the Company to satisfy ongoing corporate requirements and to take advantage of opportunities that may be presented in the future. In particular, the additional common stock may be issued in connection with future stock splits, stock dividends, and the Company's acquisition of businesses, assets, securities or other property. The Board expects that opportunities will continue to arise for the Company to expand both its markets and its services through further acquisitions, some of which may involved the use of stock. The authorization of additional common stock will allow the Company to respond promptly and effectively to such opportunities as they arise. Furthermore, such stock could be issued for cash to provide capital for the continued growth of the Company's existing corporate family. If authorization of such additional approval were deferred until a specific need arose, the time and expense required to obtain necessary shareholder approval could prevent the Company from taking advantage of favorable business or financing opportunities. Finally, sufficient common stock must remain available for issuance under the Company's various stock option plans.

        If the proposed amendment were adopted, the Board would be empowered, under Oregon Corporate Law, to issue the additional authorized shares of common stock for the purposes described above, or any other business purposes the board may deem appropriate, without further shareholder approval. The issuance of additional common stock could result in dilution of the percentage of equity ownership of the Company's existing shareholders and, in certain circumstances, may also result in a dilution of earnings per share of existing common stock.

        Moreover, the authorization of additional common stock might be reviewed as having the effect of discouraging takeover attempts. The Board is not aware of any proposed or pending attempts to change control of the Company and intends that the additional common stock will be used for business purposes such as stock splits, stock dividends, acquisitions, and financing rather than to resist takeover attempts. The Company's Articles already include other provisions, which are intended to discourage uninvited takeover attempts that may be disruptive to the Company's business or unfair to shareholders. These provisions
(1) impose limitations on changes in the composition of the Company's Board; (2) require the Board to consider certain nonmonetary factors in evaluating any takeover offer; and (3) require that certain transactions be approved by a vote of at least 66 2/3 of the shares then outstanding and entitled to vote. Nevertheless, blocks of common stock (or a combination of common or preferred shares) could potentially be issued to parties sympathetic to management and opposed to any attempt to change control of the Company. This might discourage or make more difficult attempts to gain control of the Company through transactions such as tender offers or proxy contests, even if such transactions were viewed by some shareholders as potentially favorable.

        In order for the above amendments to be adopted, the proposal must be approved by shareholders owning at least a majority of the outstanding shares of the Company's Common Stock. If adopted, the amendment will be effective upon filing the Articles of Amendment with the Oregon Secretary of State. A copy of the full text of the Amendment is attached to this Proxy Statement as EXHIBIT A.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.

                             STOCK PERFORMANCE GRAPH

        The following chart compares the yearly percentage change in the cumulative shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1997, with (1) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (2) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1992, in the Company's Common Stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect, and retention of all stock dividends.


                                          Period Ending
-----------------------------------------------------------------------------------
Index               12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
-----------------------------------------------------------------------------------
West Coast Bancorp   100.00     102.00     102.77     141.40     192.77     402.99
Nasdaq-Total US      100.00     102.00     190.72     155.43     190.72     231.98
Nasdaq-Banks         100.00     141.40     238.97     189.42     238.97     390.92

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information concerning the non-director executive officers named in the compensation table and all executive officers and directors of the Company as a group. The Company is not aware of any person who at December 31, 1997, beneficially owned more than five percent of its outstanding Common Stock.

NAMED EXECUTIVE OFFICERS

                                           CURRENT POSITION
                                         WITH THE COMPANY AND         SHARES AND PERCENTAGE
                                       PRIOR FIVE YEAR BUSINESS          OF COMMON STOCK
NAME, ADDRESS AND AGE                        EXPERIENCE               BENEFICIALLY OWNED* (1)
---------------------                  ------------------------       -----------------------
Edgar B. Martin, (58)                  President and CEO of CB                43,631 (2)(3)
                                       since 1991; employed by CB
                                       in various capacities
                                       since 1973

Donald A. Kalkofen, (34)               EVP and CFO of the Company             46,061
                                       since 1995; SVP and CFO of
                                       the Company from 1993 to
                                       1995; SVP and CFO of BON
                                       from 1993

Lee S. Stenseth (61)                   President of BOV                      122,124 (4)
                                                                               (1.18%)
Rodney B. Tibbatts (58)                Executive Vice President/              76,081 (5)
                                       Corp Development; former
                                       director and Co-President
                                       and Co-CEO WCB; former
                                       President and CEO of
                                       Commercial Bancorp
Executive officers and directors as
a group (19 individuals)                                                   1,057,489
                                                                               (9.87%)

* Unless otherwise noted, all shares owned represent less than one percent.

(1) Shares reflect a stock split in the form of a 50% dividend, declared on September 26, 1997.

(2) Share amounts include options which are exercisable within 60 days as follows: Edgar B. Martin 28,739 shares, Donald A. Kalkofen 44,796 shares, Lee S. Stenseth 83,330 shares; Rodney B. Tibbatts, 66,090 shares, directors and executive officers as a group 524,640 shares.

(3)      Includes 1,145 shares held in an IRA account for the benefit of Mr.
         Martin.

(4) Includes 8,497 held by spouse and 5,175 shares held in a 401(k) account.

(5)      Includes 6,034 shares held by Mr. Tibbatts' spouse.


EXECUTIVE OFFICERS

        The following table sets forth information with respect to executive officers who are not directors or nominees for director of the Company, and are not otherwise named in the compensation table.

                                       CURRENT POSITION WITH THE COMPANY AND
      NAME AND AGE                     PRIOR FIVE YEAR BUSINESS EXPERIENCE
      ------------                     -------------------------------------

      Adeline C. Hesse, 53             Senior Vice President/Marketing Director
                                       since 1995; previously held same title
                                       with CB since 1994; formerly, Vice
                                       President of Marketing at West One
                                       Bank
      Cynthia I. Haworth, 45           Executive Vice President; former Senior
                                       Vice President WCB, CB & BON
      Shauna L. Vernal, 28             Vice President, General Counsel, and
                                       Corporate Secretary; formerly, attorney
                                       in private practice


                          TRANSACTIONS WITH MANAGEMENT

        Various of the directors and officers of the Company, members of their immediate families, and firms in which they had an interest were customers of and had transactions with the Subsidiaries during 1997 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectibility nor present other unfavorable features.

        Effective February 1, 1997, Victor L. Bartruff assumed the sole duties of President and Chief Executive Officer of the Company. In connection with this change, Mr. Bartruff was required to move his family and household from Newport to Lake Oswego, Oregon. As an inducement for Mr. Bartruff to assume these additional responsibilities and to assist in this relocation process, the Company purchased Mr. Bartruff's home in Newport at the assessed market value of $330,000.

                COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

        Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company's Securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

        Based solely upon the Company's review of the copies of the filings which it received with respect to the fiscal year ended December 31, 1997, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis, except that Mr. Stenseth inadvertently failed to file a Form 4 for the sale of 6,250 shares, and Mr. Clark inadvertently failed to file a Form 4 to report sale of 2,000 shares. Filings with the SEC have subsequently been made to correct this oversight.

                                    AUDITORS

        Arthur Andersen, LLP, independent certified public accountants, performed the audit of the consolidated financial statements for the Company and its wholly-owned subsidiaries, The Commercial Bank, The Bank of Newport, Bank of Vancouver, and West Coast Trust, for the year ended December 31, 1997. Representatives of Arthur Andersen, LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

                                 OTHER BUSINESS

        The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

        At the Annual Meeting, management will report on the Company's business and shareholders will have the opportunity to ask questions.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the 1999 annual shareholder's meeting must be received by the Secretary of the Company before December 1, 1998, for inclusion in the 1999 Proxy Statement and form of proxy.

                          ANNUAL REPORT TO SHAREHOLDERS

        ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL statements. Written requests for the Form 10-K should be addressed to Shauna L. Vernal, Secretary to the Board of West Coast Bancorp, at 5335 Meadows Road, Suite 201, Lake Oswego, OR 97035.

March __, 1998                      BY ORDER OF THE BOARD OF DIRECTORS


                                    Shauna L. Vernal, Corporate Secretary

                                    EXHIBIT A


                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                               WEST COAST BANCORP



Article II, Section A, of the Articles of Incorporation of West Coast Bancorp is amended to read as follows:

        A. Common Stock. 50,000,000 shares of common stock which shall have unlimited voting rights, subject only to such voting rights as may be specified in respect of preferred stock, and shall have the right to receive the net assets of the corporation upon dissolution, subject only to prior payment of such amount of the net assets of the corporation as may be specified in respect of shares of preferred stock.

                               WEST COAST BANCORP

                                      PROXY

                       PLEASE SIGN AND RETURN IMMEDIATELY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Victor L. Bartruff and Shauna L. Vernal, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Coast Bancorp, held of record by the undersigned on March 6, 1998, at the Annual Meeting of Shareholders to be held on April 24, 1998, or any adjournment of such Meeting.

1.      ELECTION OF DIRECTORS

        A. I vote FOR all nominees listed below (except as marked to the contrary below) [ ]

        B. I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below [ ]

        Thomas W. Healy o Jack E. Long o J. F. Ouderkirk o Gary D. Putman

2. AMENDMENT TO ARTICLES OF INCORPORATION. Approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock to 50,000,000

                      FOR    [ ]    AGAINST [ ]    ABSTAIN[ ]

3. WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

        THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR AN ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

        Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

            The Board of Directors recommends a vote "FOR" the listed proposals.


                              , 1998
------------------------------

                                            -----------------------------------

                                            -----------------------------------

                                            -----------------------------------
                                            WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                            PLEASE GIVE FULL TITLE.  IF MORE
                                            THAN ONE TRUSTEE, ALL SHOULD SIGN.
                                            ALL JOINT OWNERS MUST SIGN.